SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   May 11, 2011
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MMEX MINING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-152608 (Commission File Number)	26-1749145 (IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

Registrant's telephone number, including area code:    (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02             Unregistered Sales of Equity Securities.

We previously reported that on April 29, 2011, we issued bridge notes in the aggregate principal amount of $520,000 to a group of accredited investors for the purpose of funding our Hunza mining project in Colombia.  On May 9, 2011, we accepted an additional $160,000 of funding from an additional accredited investor on the same terms and conditions as the original bridge financing.

Item 5.07             Submission of Matters to a Vote of Security Holders.

On May 6, 2011, a majority in interest of the holders of voting equity securities of the Company executed a written consent in accordance with the corporate laws of Nevada approving the reverse split described in Item 8.01 below.

Item 8.01             Other Events.

Our board of directors has declared, and our stockholders have approved, a 1-for-10 reverse split of our Common Stock, to be effective as of the close of business on May 25, 2011 (the “Effective Date”).  The reverse split will be accomplished by amending our articles of incorporation on the Effective Date to reclassify our existing shares of Common Stock (“Old Common Stock”) as follows:  Each ten shares of Old Common Stock outstanding immediately before the Effective Date, and each ten shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock, shall, on the Effective Date, be reclassified and converted into, and become a right to receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefor, one share of Common Stock.

Company stockholders do not need to surrender their stock certificates on the Effective Date, as the reverse split will be immediately reflected on the Effective Date on the stock books and records of the Company.  However, when physical certificates representing shares are actually surrendered to the transfer agent for exchange, the new certificates issued in exchange therefor will be adjusted for the reverse split.

The reverse split will be deemed to be a tax-free recapitalization to the Company and its stockholders to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Mining Corporation

Date: May 11, 2011	By:	/s/ Jack W. Hanks,
Jack W. Hanks, President andChief Executive Officer